ADDENDUM J – Code of Ethics

Resource Real Estate Diversified Income Fund/Resource Credit Income Fund

CODE OF ETHICS

July 2017

The Fund has adopted the Code of Ethics (the "Code") of Resource America, Inc. in order to set forth guidelines and procedures that promote ethical practices and conduct by all of its Access Persons and to ensure that all Access Persons comply with the federal securities laws. Although this Code contains a number of specific standards and policies, there are four key principles embodied throughout the Code.

The interests of the Fund must always be paramount

I.	CODE OF ETHICS AND PERSONAL ACCOUNT DEALINGS

1.	INTRODUCTION

High ethical standards are essential for the success of Resource America, Inc. and to maintain the confidence of investors in investment funds managed by certain subsidiaries1 that are registered with the Securities and Exchange Commission as investment advisers (collectively referred to herein as “RAI”). RAI's long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All Supervised Persons of RAI, including directors and officers, must put the interests of RAI's clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All such individuals must also comply with all federal securities laws. In recognition of RAI's fiduciary duty to its clients and RAI's desire to maintain its high ethical standards, RAI has adopted this Code of Ethics (the "Code") containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of RAI's client. Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by RAI. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

I.	DEFINITIONS

1. Access Person means any partner, officer or director of RAI and any employee or other Supervised Person of RAI who in relation to advisory clients: (i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of any advisory client (including Funds, if applicable); or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public. Access Persons include RAI Access Persons and C-III Access Persons. Access Persons also include trustees of a registered Fund who are not “interested persons” within the meaning of section 2(a)(9) of the Investment Company Act of 1940, as amended, for purposes of sections II, IV(5) and VIII(6) of this Code of Ethics.

1 These subsidiaries include Resource Real Estate, Inc. and Resource Alternative Advisor, LLC in addition to other investment advisory subsidiaries.

2. Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3. Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4. C-III Access Person means an Access Person who is an officer of, or employed by, C-III Capital Partners LLC or Island Capital Group LLC.

5. Covered Security refers to any security as defined in section 2(a)(36) of the Investment Company Act of 1940, as amended, except that it does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, and shares issued by open-end registered investment companies.

6. Direct or Indirect Influence or Control includes (i) suggesting purchases or sales of investments to the trustee of a trust for which an Access Person is a beneficiary or to a third-party manager of a Personal Account; (ii) directing purchases or sales of investments; (iii) consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and discussions with the trustee or third-party manage concerning account holdings. NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

7. Family/Household means, with respect to a Supervised Person, such Supervised Person’s (i) spouse or domestic partner (unless they do not live in the same household as the Supervised Person and the Supervised Person does not contribute in any way to their support), (ii) children under the age of 18, (iii) children who are 18 or older (unless they do not live in the same household as the Supervised Person and the Supervised Person does not contribute in any way to their support), and (iv) any of the following people who live in the Supervised Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

8. Funds mean any series of any investment company or private fund to which RAI provides investment advice.

9. Managed Account means a trust or account over which an Access Person (or members of such Access Person’s Family/Household) does not exercise any Direct or Indirect Influence or Control and with respect to which such Access Person has submitted a Managed Account certification.

10. Personal Account means (a) any account in which a Supervised Person has any Beneficial Ownership, (b) any account for the Family/Household of a Supervised Person, or (c) any account for a partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

11. RAI Access Person means an Access Person who is employed by Resource America, Inc. or a subsidiary thereof, and also includes certain (but not all) individuals who are also C-III Access Persons.

12. Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)) except that it does not include:

(i)	Direct obligations of the Government of the United States or any individual States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)	Shares issued by registered open-end funds, unless RAI or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which are reportable funds.

13. Fund Restricted List means the list maintained by RAI and distributed by the Compliance Officer to all Access Persons as and when such list is updated that lists all securities that are held in the portfolios of the Funds.

14. Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

15. Supervised Person means any member, officer, employee, or Access Person of RAI.

II.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Supervised Persons. This Code of Ethics applies to all Personal Accounts of all Supervised Persons and certain restrictions herein apply to all Personal Accounts of all RAI and C-III Access Persons.

A comprehensive list of all Supervised Persons, Access Persons and Personal Accounts will be maintained by RAI's Compliance Officer.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1. General. It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section.

2. Prohibitions on Trading in Securities on the Fund Restricted List and Pre-Clearance of Certain Trades by RAI Access Persons. A RAI Access Person may not, through a Personal Account, execute any personal securities transaction of any kind in any securities on the Fund Restricted List. It is the responsibility of each RAI Access Person to confirm the securities listed on the Fund Restricted List prior to engaging in any securities transactions in Personal Accounts. In the event that a RAI Access Person (in his or her Personal Account), holds a position in a security that is subsequently listed on the Fund Restricted List, the RAI Access Person must obtain the written approval from the Compliance Officer or Assistant Compliance Officer prior to effecting any personal securities transaction in that security. Any such approval by the Compliance Officer or Assistant Compliance Officer shall be effective the day it is granted and the following business day. Therefore, the trade for which approval is sought must be executed on the day the approval is granted or the following business day. Any such approval or denial by the Compliance Officer or Assistant Compliance Officer will be memorialized, together with an explanation setting forth the reason(s) the trade was approved or denied. The prohibitions and restrictions in this Section 2 shall not apply to any Managed Personal Account.

In the event that a RAI Access Person engages in any securities transactions executed in violation of the prohibitions set forth in this paragraph:

a. any purchase or sale will be required to be unwound or reversed, as directed by the Compliance Officer or Assistant Compliance Officer, with any profits made, or losses avoided, to be contributed by the RAI Access Person to a charity designated by RAI;

b. for a RAI Access Person’s first violation, the Compliance Officer or Assistant Compliance Officer will issue a written warning;

c. for a RAI Access Persons’ second violation, the RAI Access Person will be required to pre-clear ALL personal securities transactions in any Personal Account, regardless of whether the issuer is listed on the Fund Restricted List, for a period of 90 days; and

d. for a RAI Access Persons’ third violation, the RAI Access Person will be removed as an Access Person of RAI, and RAI’s senior management will determine any additional penalties in its sole discretion, which may include termination.

3. Monitoring of Personal Securities Transactions of Certain Access Persons. The Compliance Officer or Assistant Compliance Officer shall periodically review the personal securities transactions of RAI’s portfolio management team, as such list of individuals is updated from time to time, to confirm that no such person purchased or sold any security that was subsequently, within 20 calendar days, purchased or sold by a Fund.

4. Prohibitions on Trading in Securities on the Fund Restricted List and Pre-Clearance of Certain Trades by C-III Access Persons. A C-III Access Person may not, through a Personal Account, execute any personal securities transaction of any kind in any securities on the Fund Restricted List. It is the responsibility of each C-III Access Person to confirm the securities listed on the Fund Restricted List prior to engaging in any securities transactions in Personal Accounts. In the event that a C-III Access Person (in his or her Personal Account), holds a position in a security that is subsequently listed on the Fund Restricted List, the C-III Access Person must obtain the written approval from C-III’s Chief Compliance Officer prior to effecting any personal securities transaction in that security. Any such approval by C-III’s Chief Compliance Officer shall be effective the day it is granted and the following business day. Therefore, the trade for which approval is sought must be executed on the day the approval is granted or the following business day. Any such approval or denial by C-III’s Chief Compliance Officer will be memorialized, together with an explanation setting forth the reason(s) the trade was approved or denied. . The prohibitions and restrictions in this Section 3 shall not apply to any Managed Personal Account.

In the event that a C-III Access Person engages in any securities transactions executed in violation of the prohibitions set forth in this paragraph:

a. any purchase or sale will be required to be unwound or reversed, as directed by C-III’s Chief Compliance Officer, with any profits made, or losses avoided, to be contributed by the C-III Access Person to a charity designated by C-III;

b. for a C-III Access Person’s first violation, C-III’s Chief Compliance Officer will issue a written warning;

c. for a C-III Access Persons’ second violation, the C-III Access Person will be required to pre-clear ALL personal securities transactions in any Personal Account, regardless of whether the issuer is listed on the Fund Restricted List, for a period of 90 days; and

d. for a C-III Access Persons’ third violation, the C-III Access Person will be removed from his or her position as an Access Person of RAI (including his or her position as a director, officer and/or investment committee member of RAI), and C-III’s senior management will determine any additional penalties in its sole discretion.

5. Short Sales. An Access Person may not engage in any short sale of a security on a Fund Restricted List. However, short sales of securities that are not on a Fund Restricted List "against the box" are permitted.

6. Prohibition on Personal Account Transactions involving CMBS and CRE-CDO Securities. Each Supervised Person (including members of such Supervised Person’s Family/Household) is prohibited from engaging in any transaction for any Personal Account that involves the acquisition or disposition of a security of a commercial mortgage-backed security (CMBS) trust or issuer of a commercial real estate collateralized debt obligation (CRE-CDO) without the prior written approval of the Compliance Officer or Assistant Compliance Officer. A Supervised Person (including members of such Supervised Person’s Family/Household) that owns any CMBS or CRE-CDO security and that desires to dispose of such CMBS and/or CRE-CDO security is required to obtain the prior written approval of the Compliance Officer or Assistant Compliance Officer. On a monthly basis, the Compliance Officer shall review each Supervised Person’s personal securities transactions to identify any purchase or sale of a CMBS or CRE-CDO security.

7. Personal Account Trading by Supervised Persons. Notwithstanding that the trading prohibitions set forth in Section 2 above do not apply to any Supervised Person who is not an Access Person, the Compliance Officer and Assistant Compliance Officer will nevertheless monitor the trading activities by such Supervised Persons to ensure that no such trading is done in contravention of SEC rules and regulations and RAI’s Code of Ethics.

8. Private Placements and Investment Opportunities of Limited Availability. A Supervised Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the Compliance Officer has given express prior written approval. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with RAI.

9. Personal Account Trading in Shares of the Resource Real Estate Diversified Income Fund (DIF) & the Resource Credit Income Fund (CIF) and Pre-clearance Procedures and Blackout Periods. All employees, officers, trustees, and investment committee members of the DIF and CIF are subject to the Policy Regarding Securities Trades in Shares of Resource Real Estate Diversified Income Fund and/or Resource Credit Income Fund by Personnel of the Fund and Supervised Persons of Resource America, Inc. and Pre-clearance Procedures and Blackout Periods attached hereto as Exhibit II.

IV.	REPORTING

1. Duplicate Copies of Broker's Confirmations and Account Statements to the Compliance Officer. All Supervised Persons must direct their brokers or custodians or any persons managing the Supervised Person's account to supply the Compliance Officer with:

•	duplicate copies of securities trade confirmations ("Broker's Confirmations") within 30 days after the Supervised Person's transaction
•	the Supervised Person's monthly and/or quarterly brokerage statements

2. New Accounts. Each Supervised Person must notify the Compliance Officer promptly if the Supervised Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.

3. Disclosure of Securities Holdings. All Supervised Persons will, within 10 days of commencement of employment with RAI, submit an initial report to the Compliance Officer listing:

a.	all of the securities in which the Supervised Person has any beneficial ownership, (including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised Person has any beneficial ownership); and

b.	the names of any brokerage firms or banks where the Supervised Person has an account in which ANY securities are held.

The report must be dated the day the Supervised Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Supervised Person. Supervised Persons will annually submit to the Compliance Officer an updated statement, which must be current as of a date no more than 45 days prior to the date the report was submitted. A form of the initial report is set forth in Attachment C.

4. Exceptions to Reporting Requirements. A Supervised Person need not submit any report with respect to securities held in accounts over which the Supervised Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an automatic investment plan.

5. Independent Trustees. A trustee of a Fund, if that trustee is not an “interested person” of the Fund within the meaning of section 2(a)(9) of the Investment Company Act of 1940, as amended, is generally exempt from securities reporting requirements, despite such trustee’s status as an Access Person. Notwithstanding the foregoing, such a trustee must submit a personal transaction report if the trustee knew, or, in the ordinary course of fulfilling his or her duties as a trustee of the Fund, should have known, that during the 15-day period immediately before or after such trustee’s transaction in a Covered Security in a Personal Account other than a Managed Account, the Fund purchased or sold the Covered Security, or the Fund or its adviser considered purchasing or selling the Covered Security. If a transaction report is required, such report must be submitted to the Compliance Officer within 30 days after the quarter in which the triggering personal transaction took place, and such report must contain:

(a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price of the Covered Security at which the transaction was effected;

(d) The name of the broker, dealer or bank with or through which the transaction was effected; and

(e) The date that the report is submitted by the trustee.

6. Transactions Subject to Review. The Reportable Securities transactions reported on the Broker's Confirmations will be reviewed and compared against the Fund Restricted List. All transactions reported pursuant to paragraph (5) above will be reviewed for compliance with applicable securities laws and fiduciary and ethical obligations.

V.	OUTSIDE BUSINESS ACTIVITIES

1. General

RAI and each Supervised Person are expected to devote their professional attention to client interests above their own and those of other organizations. Outside business activities must not reflect adversely on RAI or create a possible conflict of interest. Each Supervised Person is required to be alert to potential conflicts, be proactive in obtaining any necessary approvals and be aware that the Compliance Officer may require a Supervised Person to discontinue any activity if it is deemed to present a conflict. In addition, outside business activities that compete with RAI’s business or present a conflict or potential conflict of interest are not permitted. Note that the term “competitor” is very broad and may include an indirect competitor of RAI.

2. Outside Business Activities Requiring Prior Approval of the Compliance Officer

A Supervised Person may not engage in any of the following outside business activities (e.g., business activities not associated with RAI or its affiliates) without the prior written approval of the Compliance Officer:

•	Serving as a director, trustee, officer, manager or general partner or owning 10% or more of any entity not affiliated with RAI or its affiliates (other than a not-for-profit entity). Note that serving as a director includes serving as a member of a board of directors, board of managers, board of trustees or advisory board. In all circumstances, service as a director or officer will be contingent on the following factors:

o	No involvement on behalf of RAI or an affiliate in the approval of business transactions with the for-profit business;

o	It is made clear that such Supervised Person is not serving at the direction or request of RAI or an affiliate;

o	Such Supervised Person shall be required to be alert for actual or potential conflicts of interest and disclose any such conflicts of interest promptly to the Compliance Officer including but not limited to the following:

•	working for a real estate company, mortgage company, broker/dealer or financial services company;

•	employment or business involving investment or legal advice;

•	activities or services to be performed during RAI’s regular working hours or use of RAI’s equipment or supplies;

•	involves information developed for, or proprietary to, RAI;

•	providing services to the general public when the knowledge of the Supervised Person’s employment with RAI or its affiliates may influence customers; and

•	preparation, audit or certification of statements or documents that RAI may rely on to make business decisions; and

o	Such entity must not compete or conflict with a service or business provided by RAI or its affiliates.

•	Exercising discretion or accepting “power of attorney” over any account maintained at any brokerage firm (other than the account of a member of such Supervised Person’s family or as otherwise approved in writing by the Compliance Officer);

•	Participating in an investment club;

•	Serving as an expert witness in any legal proceeding or arbitration;

•	Accepting an appointment as a trustee, administrator, executor (except for immediate family members) or to a committee or organization that will cause a conflict of interest or require a substantial amount of time;

•	Teaching, public speaking, broadcasting or writing articles or materials intended for broad distribution (this includes seminars, sales meetings, brochures and any form of advertising products, services or companies) other than in the context of any business of RAI;

•	Beginning employment in any business or engaging in any outside activity (whether or not for compensation) other than RAI or its affiliates (this includes activities as a partner, employee, sole proprietor, associated person or independent contractor or as a director, officer or holder of an official position, advisory board member, consultant or owner or holder of 5% or more of the business’ voting equity interests);

•	Obtaining or maintaining a license in real estate, insurance, commodities or as an investment adviser (other than with an affiliate of RAI);

•	Using RAI’s or an affiliate’s name, property or facilities for any personal or outside activity (such as civic and charitable events) not related to RAI’s or such affiliate’s business;

•	Arranging financing for any person, group or company (other than activities for a legitimate business purpose of RAI or an affiliate);

•	Serving as a general partner, managing member or some similar capacity with a limited or general partnership, limited liability company or private investment fund (other than a Fund managed by RAI or its affiliates);

•	Having any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to RAI from which the Supervised Person might benefit or appear to benefit materially; or

•	Any other activity that creates, or gives the appearance of, an actual or potential conflict of interest for RAI.

3. Prohibited Outside Business Activities

•	A Supervised Person is prohibited from engaging in the following outside business activities:

•	Accepting a business opportunity from someone who does, or seeks to do business with, RAI, if the offer is presented because of the Supervised Person’s position with RAI;

•	Engaging in a business that competes with RAI or its affiliates;

•	Working for, or serving as a director, officer of or advisor to, a competitor;

•	Taking a business opportunity that belongs to RAI or its clients;

•	Investing in a competitor unless the investment is in a publicly traded company; and

•	Allowing outside business activities to interfere with job performance at RAI or its affiliates.

4. Procedures

a. Notification and Approval

Prior to undertaking any outside business activity, a Supervised Person must obtain the prior written approval from the Compliance Officer by submitting a pre-clearance request through CSI. The Supervised Person must inform the Compliance Officer of the details of the proposed business activity, the Supervised Person’s role and whether any compensation will be received. If the pre-clearance request is approved, the Supervised Person is required to log into CSI and complete the request by confirming that the outside business activity occurred in the manner that it was pre-cleared. The Compliance Officer may impose conditions on the Supervised Person’s involvement in such outside business activity.

If the Compliance Officer approves a Supervised Person’s participation in an outside business activity, such Supervised Person is required to submit any changes to his or her role or other relevant facts upon which the original approval was granted to the Compliance Officer through CSI and have such participation re-approved.

Each Supervised Person is required to notify the Compliance Officer immediately through CSI when any outside business activity terminates or the role with respect to the activity changes.

The Compliance Officer will monitor a Supervised Person’s participation in an outside business activity on an ongoing basis and may prohibit the Supervised Person from continued participation in an outside business activity at any time upon notice to the Supervised Person.

b. New Supervised Persons

Each new Supervised Person is required to disclose any outside business activity to RAI through CSI at or prior to the time he or she becomes a Supervised Person.

c. Quarterly Certification

Each Supervised Person is required to certify quarterly through CSI as to any outside business activities. The Compliance Officer distributes an Outside Affiliation certification to each Supervised Person through CSI quarterly with such Supervised Person’s reported outside business activities pre-populated on such certification, requesting that each Supervised Person certify that he or she has pre-cleared and/or reported all outside business activities. Each Supervised Person is required to review each outside business activity previously reported and confirm that there have been no changes. If there has been a change to an outside business activity, such Supervised Person is required to submit such changes to the Compliance Officer through CSI and have participation re-approved. The Compliance Officer shall review a quarterly report of all reported outside business activities and evidence such review on the quarterly report.

VI.	GIFTS

A Supervised Person is prohibited from using his or her position at RAI to obtain an item of value from any person or company that does business with RAI. Supervised Persons are prohibited from accepting any gift greater than $300 in value from any person or company that does business with RAI or a private investment vehicle managed by RAI. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if: a) they are not so frequent or of such high value as to raise a question of impropriety and b) the person providing the entertainment is present at the event.

VII.	RECORDKEEPING

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all periodic statements and reports of Supervised Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics.

The Compliance Officer will maintain a list of all Supervised Persons currently and for the last five (5) years.

All Broker's Confirmations and periodic statements of Supervised Persons shall be kept electronically in a computer database for a period of not less than six years.

C-III Access Persons will be required to submit quarterly certifications and reports referenced herein to C-III’s Chief Compliance Officer. C-III’s Chief Compliance Officer will also monitor these individuals’ trading activities and report any issues to RAI’s Compliance Officer.

VIII.	OVERSIGHT OF CODE OF ETHICS

1. Acknowledgment. The Compliance Officer will annually distribute a copy of the Code of Ethics to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Supervised Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment (attached as Exhibit I) or such other form as may be approved by the Compliance Officer.

2. Review of Transactions. Each Access Person's transactions in his/her Personal Accounts will be reviewed on a regular basis and compared against the Fund Restricted List.

3. Violations. If a Supervised Person violates the Code, the Compliance Officer will report the violation to the board of each Fund for appropriate remedial action. Any Supervised Person transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of Resource America.

4. Sanctions. RAI's management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

5. Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of an advisory client and in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

6. 17j-1 Certifications. The Investment Advisers and the Funds will provide an annual 17j-1 certification to the Boards of Trustees, which will certify that each of these entities has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential to the extent permitted by law.

Exhibit I to Addendum J

POLICY STATEMENT ON INSIDER TRADING, PROCEDURES TO IMPLEMENT [RESOURCE REAL ESTATE, INC.'S/RESOURCE FINANCIAL FUND MANAGEMENT, INC.’S] POLICY AND CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the [Resource Real Estate, Inc./Resource Financial Fund Management, Inc.] Policy Statement on Insider Trading, Procedures to Implement Resource Real Estate, Inc.'s Policy and Code of Ethics and certify that I have read and understand them and agree to abide by them. I hereby represent that all my personal securities transactions will be effected in compliance with the Code of Ethics.

I also confirm that I have instructed all brokerage firms where I maintain an account in which Reportable Securities are held to supply duplicate copies of my trade confirmations and monthly and quarterly brokerage account statements to the Compliance Officer and reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect beneficial ownership.

Date:
(Signature)

(Print Name)

(An execution copy of this certifications is available through Compliance Science under the “Documents” link on your “Work Center” homepage.)

Exhibit II to Addendum J

TO:	All Employees, Officers and Trustees of Resource Real Estate Diversified Income Fund and/or Resource Credit Income Fund, and all Supervised Persons of Resource America, Inc.

FROM:	Dar Patel, Chief Compliance Officer

DATE:	April, 2017

RE:	Statement of Our Policy Regarding Securities Trades in Shares of the Fund By Personnel of the Fund and Pre-clearance Procedures and Blackout Periods.

The Need For A Policy Statement

The purchase or sale of securities while aware of material nonpublic information or the disclosure of material nonpublic information to others who then trade in the Fund's securities is prohibited by the federal securities laws. Insider trading violations are pursued vigorously by the SEC and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others (called “tippees”) who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel.

The Fund has adopted this Policy Statement both to satisfy the Fund's obligation to prevent insider trading and to help Fund personnel avoid the severe consequences associated with violations of the insider trading laws. This Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Fund (not just so-called insiders).

The Consequences

The consequences of an insider trading violation can be severe:

Traders and Tippers. The Fund personnel (or their tippees) who trade on inside information are subject to the following penalties:

•	A civil penalty of up to three times the profit gained or loss avoided;
•	A criminal fine of up to $1,000,000 (no matter how small the profit); and
•	A jail term of up to ten years.

An employee who tips information to a person who then trades is subject to the same penalties as the tippee, even if the employee did not trade and did not profit from the tippee's trading.

Control Persons. The Fund and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, are subject to the following penalties:

•	A civil penalty of up to $1,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee's violation; and
•	A criminal penalty of up to $2,500,000 dollars.

Sanctions Imposed by the Fund. An employee's failure to comply with the Fund's insider trading policy may subject the employee to sanctions imposed by the Fund, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish one's reputation and irreparably damage a career.

Statement of Policy

It is the policy of the Fund that no employee, officer or trustee of the Fund who is aware of material nonpublic information relating to the Fund may, directly or through family members or other persons or entities:

•	buy or sell securities of the Fund (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or

•	pass that information on to others outside the Fund, including family and friends.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Fund's NAV, whether it is positive or negative, should be considered material. Some examples of information that ordinarily would be regarded as material are:

•	projections of future earnings or losses, or other earnings guidance;
•	earnings or dividends that are inconsistent with the consensus expectations of the investment community;
•	a pending or proposed merger, acquisition or tender offer;
•	a pending or proposed acquisition or disposition of a significant asset;
•	a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•	a change in management; or
•	impending bankruptcy or the existence of severe liquidity problems.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information Is "Public". If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the third business day following release of the information. If, for example, the Fund were to make an announcement on a Monday, you should not trade in the Fund's securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day.

Transactions by Family Members. The insider trading policy also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Fund securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in the Fund’s securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Fund's securities.

Post-Termination Transactions. The Policy Statement continues to apply to your transactions in Fund securities even after you have terminated employment. If you are in possession of material nonpublic information when your employment terminates, you may not trade in Fund securities until that information has become public or is no longer material.

Certifications. All employees, officers and trustees must certify their understanding of and intent to comply with this Policy Statement. A copy of the certificate that must be signed is attached to this memorandum. All employees, officers and trustees should sign the certificate attached to this memorandum.

Pre-clearance Procedures

To help prevent inadvertent violations of the federal securities laws, to avoid even the appearance of trading on inside information and to permit the Fund to assist with any filings that may be necessary, employees, officers and trustees of the Fund (together with their family members who reside with them, anyone else who lives in their household, and any family members who do not live in their household but whose transactions in Fund securities are directed by them or are subject to their influence or control) may not engage in any transaction in Fund securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Fund's CCO, Dar Patel, or in Mr. Patel’s absence, from such person designated by the President of the Fund. A request for pre-clearance should be submitted to the Fund's CCO at least three business days in advance of the proposed transaction. The Fund's CCO is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Fund's CCO, Dar Patel will consult with the Fund’s President and Senior Portfolio Manager or the appropriate designee regarding whether the President, Senior Portfolio Manager, or such designee, as the case may be, is aware of the existence of any material nonpublic information concerning the Fund or whether there is any other reason why the trade should not be permitted prior to approving any trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Fund's CCO. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period, described in the next Section of this memorandum. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

Blackout Periods

Event-specific Blackout Periods. From time to time, an event may occur that is material to the Fund and is known by only a few trustees or executives. So long as the event remains material and nonpublic, all employees, officers and trustees of the Fund may not trade in the Fund's securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Fund’s securities during an event-specific blackout, the Fund’s CCO will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Fund’s CCO to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

The Fund may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Fund is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

Hardship Exceptions. A person who is subject to a blackout period and who has an unexpected and urgent need to sell the Fund’s securities in order to generate cash may, in appropriate circumstances, be permitted to sell the Fund's securities even during the blackout period. Hardship exceptions may be granted only by the Fund’s CCO with the approval of the audit committee of the board of trustees and must be requested at least three business days in advance of the proposed trade. A hardship exception may be granted only if the Fund’s CCO and the audit committee of the board of trustees concludes that the Fund's dividend and earnings information for the applicable quarter does not constitute material nonpublic information. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

Post-Termination Transactions. If you are aware of material nonpublic information when you terminate service as a trustee, officer or other employee of the Fund, you may not trade in the Fund’s securities until that information has become public or is no longer material.

In all other respects, the procedures set forth in this memorandum will cease to apply to your transactions in the Fund’s securities upon the expiration of any "blackout period" that is applicable to your transactions at the time of your termination of service.

Assistance. Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Fund’s CCO, Dar Patel at 212-506-3806.

Certificate. All employees, officers and trustees must certify their understanding of and intent to comply with the Fund's insider trading policy, including the procedures set forth in this memorandum. A copy of the certificate that all employees, officers and trustees must sign is enclosed with this memorandum.